Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414, Edwin.Detrick@Cigna.com
Matthew Asensio, Media Relations – (860) 226-2599, Matthew.Asensio@Cigna.com

CIGNA REPORTS STRONG FULL YEAR 2012 RESULTS,
EXPECTS CONTINUED POSITIVE MOMENTUM FOR 2013

o	Consolidated revenues for full year 2012 increased 33% to $29.1 billion.

o
Adjusted income from operations1 for full year 2012 was $1.73 billion, or $5.99 per share, which represents per share growth of 21% over 2011.  Shareholders’ net income1 for full year 2012 was $1.62 billion, or $5.61 per share.

o
Cigna's global medical customer base grew by 1.4 million people during 2012, reflecting strong growth across our Commercial and Government businesses, including contributions from the HealthSpring acquisition.

o	The Company increased its outlook for full year 2013 consolidated adjusted income from operations1,3 to be in the range of $1.7 billion to $1.83 billion, or $5.85 to $6.30 per share.

BLOOMFIELD, CT, February 7, 2013 – Cigna Corporation (NYSE: CI) today reported full year 2012 consolidated revenues of $29.1 billion, an increase of 33% over 2011.  Revenues reflect growth in premiums and fees of 38% from ongoing operations, primarily driven by contributions from the HealthSpring acquisition and continued organic growth in targeted customer segments.

“Cigna's operating performance in 2012 was strong, driven by effective execution of our strategy and a consistent focus on delivering value for our customers,” said David M. Cordani, President and Chief Executive Officer.  “This focus on our global customers and the disciplined management of our differentiated businesses continues to drive our growth and positions Cigna well for attractive performance in 2013 and beyond.”

Cigna’s adjusted income from operations1 for full year 2012 was $1.73 billion, or $5.99 per share, compared with $1.36 billion, or $4.96 per share, for full year 2011 which represents per share growth of 21% over 2011.  For the fourth quarter of 2012, adjusted income from operations1 was $452 million, or $1.57 per share, compared to $293 million, or $1.05 per share, for the fourth quarter of 2011.

Cigna reported full year 2012 shareholders’ net income1 of $1.62 billion, or $5.61 per share, compared with $1.26 billion, or $4.59 per share, for full year 2011.  Shareholders’ net income1 included income of $29 million, or $0.10 per share, in 2012 and losses of $135 million, or $0.49 per share, in 2011 related to the Guaranteed Minimum Income Benefits (GMIB)2,5 business within our Run-off Reinsurance segment.  Shareholders’ net income1 also included special items4 which resulted in losses of $171 million, or $0.59 per share, in 2012 compared to losses of $7 million, or $0.03 per share, in 2011.

Cigna also reported fourth quarter 2012 shareholders’ net income1 of $406 million, or $1.41 per share, compared with $273 million, or $0.98 per share, for the fourth quarter of 2011.  Shareholders’ net income1 included income of $7 million, or $0.02 per share, in the fourth quarter of 2012 and income of $7 million, or $0.03 per share, in the same period of 2011 related to the Run-off GMIB2,5 business.  Shareholders’ net income1 in the fourth quarter of 2012 also included special items4 which resulted in losses of $68 million, or $0.24 per share, related to litigation matters, compared to losses of $31 million, or $0.11 per share, in the fourth quarter of 2011.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income1 (dollars in millions, except per share amounts; customers in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012
Total Revenues	$7,620	$5,425	$7,323	$29,119

Consolidated Earnings
Adjusted income from operations1	$452	$293	$489	$1,734
Net realized investment gains (losses), net of taxes	15	4	7	31
GMIB results, net of taxes2,5	7	7	32	29
Special items, net of taxes4	(68)	(31)	(62)	(171)
Shareholders’ net income1	$406	$273	$466	$1,623

Adjusted income from operations1, per share	$1.57	$1.05	$1.69	$5.99
Shareholders’ net income1, per share	$1.41	$0.98	$1.61	$5.61

	As of the Periods Ended
	December 31,		September 30,
	2012	2011	2012
Global Medical Customers	14,045	12,680	13,971

•
Cash and short term investments at the parent company were approximately $700 million at December 31, 2012 and $3.8 billion at December 31, 2011.  The 2011 balance included amounts held at year-end to fund the HealthSpring acquisition that closed on January 31, 2012.

•	The Company repurchased6 approximately 4.4 million shares of stock for approximately $210 million in 2012.

•
Effective in the fourth quarter of 2012, Cigna realigned its businesses to better leverage distribution and service capabilities for the benefit of our global clients and customers, which resulted in a change to Cigna's external reporting segments.  Results for all periods presented are now aggregated based on the nature of the products and services delivered, rather than the geographies in which we operate.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Global Health Care

This segment includes Cigna’s Commercial and Government businesses which deliver medical and specialty health care products and services provided to clients and customers on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.  The Global Health Care segment includes the business results previously reported in the Health Care segment and Cigna’s international health care businesses, primarily consisting of the expatriate benefits business, which was previously included in the former International segment.

Financial Results (dollars in millions, customers in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012
Premiums and Fees	$5,399	$3,645	$5,307	$20,973
Adjusted Income from Operations1	$397	$240	$419	$1,480
Adjusted Margin, After-Tax7	6.7%	5.8%	7.2%	6.4%

	As of the Periods Ended
	December 31,		September 30,
Customers:	2012	2011	2012
Commercial (including international health care)	13,596	12,636	13,530
Medicare and Medicaid	449	44	441
Global Medical	14,045	12,680	13,971

Behavioral Care8	21,750	18,344	21,544
Dental	11,392	10,884	11,387
Pharmacy	6,772	6,368	6,721
Medicare Part D	1,264	538	1,265

•	Overall, Global Health Care results reflect our strategic expansion into the Seniors market through our acquisition of HealthSpring and growth in our targeted customer segments.

•
Fourth quarter premiums and fees increased 48% relative to fourth quarter 2011, due to the contributions from the HealthSpring acquisition, organic business growth, rate increases, and increased specialty penetration, which reflects a continued shift by clients to our Administrative Services Only (“ASO”) solutions.

•
Fourth quarter 2012 adjusted income from operations1 reflects continued growth in targeted medical and specialty businesses, favorable medical costs and continued operating expense leverage, while continuing to make strategic investments to support future growth.

•	Third quarter 2012 segment margins7 are higher than fourth quarter 2012 and 2011 primarily as a result of favorable pharmacy results and medical costs.

•
Global Health Care medical claims payable9 was approximately $1.61 billion at December 31, 2012 and $1.06 billion at December 31, 2011, including international health care.  The increase in the December 31, 2012 balance is primarily attributable to the HealthSpring acquisition.

Global Supplemental Benefits

This segment includes Cigna’s supplemental health, life, and accident insurance, including Medicare supplement coverage, in the U.S. and in foreign markets, primarily in Asia.  These results, along with the international health care results, were previously reported in the former International segment.

Financial Results (dollars in millions, policies in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012
Premiums and Fees	$592	$410	$493	$1,984
Adjusted Income from Operations1	$38	$15	$40	$148
Adjusted Margin, After-Tax7	6.1%	3.5%	7.7%	7.1%

	As of the Periods Ended
	December 31,		September 30,
	2012	2011	2012
Policies8 (excluding China JV)	11,436	9,106	9,438

•	Fourth quarter premium and fees grew 44% relative to fourth quarter 2011, reflecting recent acquisitions and attractive customer retention and business growth, primarily in Korea.

•
Fourth quarter 2012 adjusted income from operations1 reflects the impact of strong customer retention and business growth and favorable claim experience, particularly in our Korean and U.S. operations.

•
Fourth quarter 2011 segment margins7 reflect increased strategic investments in product and geographic expansion initiatives, costs to streamline operations, and the unfavorable impact of changes in foreign tax law.

•	The sequential increase in policies as of December 31, 2012 reflects the acquisitions of the Turkey joint venture and Great American Supplemental Benefits.

Group Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations, including certain disability and life insurance business previously reported in the former Health Care segment.

Financial Results (dollars in millions):
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012
Premiums and Fees	$804	$697	$775	$3,109
Adjusted Income from Operations1	$56	$58	$66	$281
Adjusted Margin, After-Tax7	6.4%	7.5%	7.8%	8.2%

•
Adjusted income from operations1 and segment margins7 for the fourth quarter of 2012 reflect the effect of unfavorable claims experience in the disability business and favorable life claims experience.

•	Adjusted income from operations1 for the third quarter of 2012 includes a $5 million after-tax favorable impact related to reserve studies.

Other Segments

Adjusted income (loss) from operations1 for Cigna's remaining operations is presented below (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012
Run-off Reinsurance 2	$-	$(1)	$(7)	$(29)
Other Operations	$19	$21	$22	$82
Corporate	$(58)	$(40)	$(51)	$(228)

•
During the first quarter of 2013, Cigna entered into a definitive agreement with Berkshire Hathaway to exit the Run-off Reinsurance businesses.  Cigna will fund the transaction with an incremental $100 million of parent company cash, approximately $1.8 billion of investment assets supporting the run-off businesses, and an estimated $300 million tax benefit associated with the transaction.  As a result of this transaction, Cigna expects to record an after-tax charge of $500 million as a special item in the first quarter of 2013.

OUTLOOK

•	Cigna increased its outlook for full year 2013 consolidated adjusted income from operations1,3 to be in the range of $1.70 billion to $1.83 billion, or $5.85 to $6.30 per share.

(dollars in millions, except per share amounts)	Full-Year Ended December 31, 2013

Adjusted income (loss) from operations1,3
Global Health Care	$1,430 to 1,520
Global Supplemental Benefits	160 to 180
Group Disability and Life	270 to 290
Ongoing Businesses	$1,860 to 1,990

Corporate and other	(160)
Consolidated	$1,700 to 1,830

Consolidated Adjusted income from operations, per share1,3	$5.85 to 6.30

Global medical customer growth	1% to 2%

•	Cigna’s outlook excludes the potential effects of future capital deployment6.

•
Cigna’s earnings and per share outlooks are based on adjusted income (loss) from operations1, which is defined as segment earnings (loss) excluding special items and the results of Cigna's GMIB2,5 business.  As a result, Cigna's 2013 outlook does not include the expected after-tax charge of $500 million related to the transaction to exit its Run-off operations.

•
See the Critical Accounting Estimates section of the Management’s Discussion and Analysis of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated by the Current Report on Form 8-K filed on August 8, 2012, for more information on the potential effects of capital market and other assumption changes on shareholders’ net income.

The foregoing statements represent management’s current estimate of Cigna’s 2013 consolidated and segment adjusted income from operations1,3 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutus/investor-relations).  A link to the conference call, during which management will review fourth quarter and full year 2012 results and discuss full year 2013 outlook is available in the Investor Relations section of Cigna’s website (http://www.cigna.com/aboutcigna/investors/events/index.page).

Notes:

1.
Cigna measures the financial results of its segments using segment earnings (loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings (loss) excluding special items (which are identified and quantified in Note 4) and the results of Cigna's GMIB business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss) and shareholders’ net income; see Exhibits 1 and 2 for reconciliations of the non-GAAP measure to the most directly comparable GAAP measures.

Effective December 31, 2012, Cigna made changes to external reporting segments to reflect the Company’s realignment of its businesses to leverage distribution and service delivery capabilities for the benefit of our global clients and customers.  Prior period amounts have been presented on a comparable basis.

2.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations. These businesses have been in run-off since 2000.

During the first quarter of 2013, Cigna entered into a definitive agreement with Berkshire Hathaway to exit the Run-off Reinsurance businesses.

3.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore, it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  We expect that special items for 2013 will include an after-tax charge of $500 million related to the transaction to exit the GMIB and VADBe businesses and may also include potential adjustments associated with litigation and assessment related items.  Other than these items, information is not available for management to identify, or reasonably estimate additional 2013 special items.

4.	Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, and the calculation of adjusted margins include:

Fourth Quarter 2012
•	After-tax loss of $68 million related to litigation matters.

Third Quarter 2012
•	After-tax loss of $50 million related to a realignment and efficiency plan.
•	After-tax loss of $12 million related to transaction costs for the 2012 acquisition of HealthSpring, Inc., (“HealthSpring”).

First Quarter 2012
•	After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring.
•	After-tax loss of $13 million related to a litigation matter.

Fourth Quarter 2011
•
After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring and after-tax loss of $3 million related to transaction costs for the 2011 acquisition of FirstAssist Group Holdings Limited (“FirstAssist”).

5.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB, does not represent management’s expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle Cigna’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and Cigna’s results of operations.

6.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

7.
Adjusted margins in this press release are calculated by dividing adjusted income from operations1 by segment revenues.  For the three months ended September 30, 2012 and year ended December 31, 2012, segment margins including special items were 6.5% and 6.1% for Global Health Care, respectively, 6.5% and 6.8% for Global Supplemental Benefits, respectively, and 7.5% and 8.2% for Group Disability and Life, respectively.  For the three months ended December 31, 2011, segment margins including special items were 2.8% for Global Supplemental Benefits.

8.	The number of customers and policies reported in prior periods has been adjusted to conform to the current basis of reporting.

9.
Global Health Care medical claims payable are presented net of reinsurance and other recoverables.  The gross  Global Health Care medical claims payable balance was $1,856 million as of December 31, 2012 and $1,305 million as of December 31, 2011.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the Global Health Care operations, and the outlook for the Company’s full year 2013 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Global Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;
3.
challenges and risks associated with implementing improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost results and a growing medical customer base, (v) delivering quality service to members and health care professionals using effective technology solutions, and (vi) lowering administrative costs;

4.
adverse changes in state, federal and international laws and regulations, including health care reform legislation and regulation that could, among other items, affect the way the Company does business, increase costs, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

5.
the ability to successfully complete the integration of acquired businesses, including the acquired HealthSpring businesses by, among other things, operating Medicare Advantage coordinated care plans and HealthSpring’s prescription drug plan, retaining and growing the customer base, realizing revenue, expense and other synergies, renewing contracts on competitive terms, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

6.
the ability of the Company to execute its growth plans by successfully leveraging its capabilities and those of the businesses acquired in serving the Seniors market segment and the Company’s other market segments, including through successful execution of the Company’s physician engagement strategy;

7.
the possibility that the acquired HealthSpring business may be adversely affected by economic, business and/or competitive factors; or by federal and/or state regulation, including health care reform, reductions in funding levels for Medicare programs, and potential changes in risk adjustment data validation audit and payment adjustment methodology;

8.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, tax audits and related litigation, and regulatory market conduct and other reviews, audits and investigations;

9.	heightened competition, particularly price competition, that could reduce product margins and constrain growth in the Company’s businesses, primarily the Global Health Care business;
10.
risks associated with the Company’s mail order pharmacy business that, among other things, includes any potential operational deficiencies or service issues, as well as loss or suspension of state pharmacy licenses;

11.	significant changes in interest rates or sustained deterioration in the commercial real estate markets;
12.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, that could, among other things, adversely affect new sales and retention of current business; downgrades in financial strength ratings of reinsurers or adjustments to the assumptions used in estimating liabilities for the Company’s reinsurance contracts, that could result in increased statutory reserves or capital requirements of the Company’s insurance subsidiaries;

13.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

14.
risks associated with the reinsurance transaction for the run-off guaranteed minimum death benefits and guaranteed minimum income benefits businesses, including the risk that future liabilities exceed the cap under the reinsurance agreement or that the reinsurance does not otherwise provide adequate protection;

15.	significant stock market declines, that could, among other things, impact the Company’s pension plans in future periods, as well as the recognition of additional pension obligations;
16.	significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;
17.
significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay their obligations) and our vendors (including their ability to provide services);

18.	amendments to income tax laws, that could affect the taxation of employer-provided benefits and the taxation of certain insurance products such as corporate-owned life insurance;
19.
potential public health epidemics, pandemics, natural disasters and bio-terrorist activity, that could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

20.	risks associated with security or interruption of information systems, that could, among other things, cause operational disruption;
21.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors; and
22.	the unique political, legal, operational, regulatory and other challenges associated with expanding our business globally.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, the Current Report on Form 8-K filed on August 8, 2012, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)			Exhibit 1
(Dollars in millions, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

REVENUES
Premiums and fees	$6,827	$4,787	$26,187	$18,966
Net investment income	290	286	1,144	1,146
Mail order pharmacy revenues	434	391	1,623	1,447
Other revenues	58	55	240	248
Total operating revenues	7,609	5,519	29,194	21,807
Run-off Reinsurance hedge loss (1)	(13)	(100)	(119)	(4)
Net realized investment gains	24	6	44	62
Total	$7,620	$5,425	$29,119	$21,865

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)
Global Health Care	$397	$240	$1,480	$1,104
Global Supplemental Benefits	38	15	148	100
Group Disability and Life	56	58	281	290
Run-off Reinsurance	-	(1)	(29)	(48)
Other Operations	19	21	82	85
Corporate	(58)	(40)	(228)	(170)
Total	$452	$293	$1,734	$1,361

SHAREHOLDERS' NET INCOME
Segment Earnings (Loss)
Global Health Care (4)(5)(6)(8)	$397	$240	$1,418	$1,105
Global Supplemental Benefits (4)(7)	38	12	142	97
Group Disability and Life (4)(8)	56	58	279	295
Run-off Reinsurance	7	6	-	(183)
Other Operations (8)	19	21	82	89
Corporate (3)(5)(7)(8)	(126)	(68)	(329)	(184)
Total	391	269	1,592	1,219
Net realized investment gains, net of taxes	15	4	31	41
Shareholders' net income	$406	$273	$1,623	$1,260

DILUTED EARNINGS PER SHARE:
Adjusted income from operations (2)	$1.57	$1.05	$5.99	$4.96
Results of guaranteed minimum income benefits business, after-tax	0.02	0.03	0.10	(0.49)
Net realized investment gains, net of taxes	0.06	0.01	0.11	0.15
Special item(s), after-tax (3)(4)(5)(6)(7)(8)	(0.24)	(0.11)	(0.59)	(0.03)
Shareholders' net income	$1.41	$0.98	$5.61	$4.59
Weighted average shares (in thousands)	288,710	278,290	289,530	274,249

SHAREHOLDERS' EQUITY at December 31,			$9,769	$7,994

SHAREHOLDERS' EQUITY PER SHARE at December 31,			$34.18	$28.00

Effective December 31, 2012, Cigna changed its external reporting segments.  The primary change is that the two businesses that comprised the former International segment (international health care and supplemental health, life and accident) are now reported as follows:  1) substantially all of the international health care business (comprised primarily of the global health benefits business) is now combined with the former Health Care segment and renamed Global Health Care; and 2) the supplemental health, life and accident business becomes a separate reporting segment named the Global Supplemental Benefits segment.  In addition, certain disability and life products, previously reported in the former Health Care segment, are now reported in the Group Disability and Life segment.  Prior period segment information has been conformed to the current reporting segments.  See Cigna's Form 8-K filed on January 24, 2013 for additional information.

Cigna acquired several businesses during 2012, including:  The Turkey joint venture (JV) on November 9 for approximately $116 million, Great American Supplemental Benefits on August 31 for approximately $326 million, and HealthSpring on January 31 for approximately $3.8 billion.  The financial results of these acquisitions are included in results from the date of acquisition.  The Turkey JV and Great American Supplemental Benefits are included in the Global Supplemental Benefits segment and HealthSpring is included in the Global Health Care segment.

(1)  Includes pre-tax futures and swaps contracts entered into as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's Run-off Reinsurance operations.  Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts.  For more information, please refer to Cigna's Form 10-K for the period ended December 31, 2012, which is expected to be filed on February 28, 2013.

(2)  Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) excluding results of Cigna's guaranteed minimum income benefits business and special items.  See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The three months and year ended December 31, 2012 includes pre-tax charges of $104 million ($68 million after-tax) resulting from litigation matters in Corporate.

(4)  The year ended December 31, 2012 includes pre-tax charges of $77 million ($50 million after-tax) for a realignment and efficiency plan: $65 million pre-tax ($42 million after-tax) in Global Health Care; $9 million pre-tax ($6 million after-tax) in Global Supplemental Benefits; and $3 million pre-tax ($2 million after-tax) in Group Disability and Life.

(5)  The year ended December 31, 2012 includes pre-tax charges of $53 million ($40 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $42 million pre-tax ($33 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Global Health Care.

(6) The year ended December 31, 2012 includes a pre-tax charge of $20 million ($13 million after-tax) resulting from a litigation matter in Global Health Care.

(7)  The three months and year ended December 31, 2011 includes pre-tax charges of $39 million ($31 million after-tax) for costs associated with acquisitions: $35 million pre-tax ($28 million after-tax) in Corporate for the 2012 acquisition of HealthSpring and $4 million pre-tax ($3 million after-tax) in Global Supplemental Benefits for the 2011 acquisition of FirstAssist Group Holdings Limited (“FirstAssist”).

(8)  The year ended December 31, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations: after-tax benefit of $1 million in Global Health Care; after-tax benefit of $5 million in Group Disability and Life; after-tax benefit of $4 million ($9 million pre-tax charge) in Other Operations and an after-tax benefit of $14 million in Corporate.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)	Exhibit 2
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted						Global			Global Supplemental
	Earnings Per Share			Consolidated			Health Care			Benefits
Three Months Ended,	4Q12	4Q11	3Q12	4Q12	4Q11	3Q12	4Q12	4Q11	3Q12	4Q12	4Q11	3Q12

Adjusted income (loss) from operations (1)	$1.57	$1.05	$1.69	$452	$293	$489	$397	$240	$419	$38	$15	$40

Results of guaranteed minimum income benefits business (2)	0.02	0.03	0.11	7	7	32	-	-	-	-	-	-

Special item(s), after-tax:
Charges associated with litigation matters (3)	(0.24)	-	-	(68)	-	-	-	-	-	-	-	-
Charge for realignment and efficiency plan (4)	-	-	(0.17)	-	-	(50)	-	-	(42)	-	-	(6)
Costs associated with acquisitions (5)(7)	-	(0.11)	(0.04)	-	(31)	(12)	-	-	-	-	(3)	-

Segment earnings (loss)	1.35	0.97	1.59	391	269	459	$397	$240	$377	$38	$12	$34
Net realized investment gains, net of taxes	0.06	0.01	0.02	15	4	7

Shareholders' net income	$1.41	$0.98	$1.61	$406	$273	$466

	Group Disability			Run-off			Other
	and Life			Reinsurance			Operations			Corporate
Three Months Ended,	4Q12	4Q11	3Q12	4Q12	4Q11	3Q12	4Q12	4Q11	3Q12	4Q12	4Q11	3Q12

Adjusted income (loss) from operations (1)	$56	$58	$66	$-	$(1)	$(7)	$19	$21	$22	$(58)	$(40)	$(51)

Results of guaranteed minimum income benefits business (2)	-	-	-	7	7	32	-	-	-	-	-	-

Special item(s), after-tax:
Charges associated with litigation matters (3)	-	-	-	-	-	-	-	-	-	(68)	-	-
Charge for realignment and efficiency plan (4)	-	-	(2)	-	-	-	-	-	-	-	-	-
Costs associated with acquisitions (5)(7)	-	-	-	-	-	-	-	-	-	-	(28)	(12)

Segment earnings (loss)	$56	$58	$64	$7	$6	$25	$19	$21	$22	$(126)	$(68)	$(63)

	Diluted				Global		Global Supplemental
	Earnings Per Share		Consolidated		Health Care		Benefits
Year Ended December 31,	2012	2011	2012	2011	2012	2011	2012	2011

Adjusted income (loss) from operations (1)	$5.99	$4.96	$1,734	$1,361	$1,480	$1,104	$148	$100

Results of guaranteed minimum income benefits business (2)	0.10	(0.49)	29	(135)	-	-	-	-

Special item(s), after-tax:
Charges associated with litigation matters (3)(6)	(0.28)	-	(81)	-	(13)	-	-	-
Charge for realignment and efficiency plan (4)	(0.17)	-	(50)	-	(42)	-	(6)	-
Costs associated with acquisitions (5)(7)	(0.14)	(0.12)	(40)	(31)	(7)	-	-	(3)
Completion of IRS examination (8)	-	0.09	-	24	-	1	-	-

Segment earnings (loss)	5.50	4.44	1,592	1,219	$1,418	$1,105	$142	$97
Net realized investment gains, net of taxes	0.11	0.15	31	41

Shareholders' net income	$5.61	$4.59	$1,623	$1,260

	Group Disability		Run-off		Other
	and Life		Reinsurance		Operations		Corporate
Year Ended December 31,	2012	2011	2012	2011	2012	2011	2012	2011

Adjusted income (loss) from operations (1)	$281	$290	$(29)	$(48)	$82	$85	$(228)	$(170)

Results of guaranteed minimum income benefits business (2)	-	-	29	(135)	-	-	-	-

Special item(s), after-tax:
Charges associated with litigation matters (3)(6)	-	-	-	-	-	-	(68)	-
Charge for realignment and efficiency plan (4)	(2)	-	-	-	-	-	-	-
Costs associated with acquisitions (5)(7)	-	-	-	-	-	-	(33)	(28)
Completion of IRS examination (8)	-	5	-	-	-	4	-	14

Segment earnings (loss)	$279	$295	$-	$(183)	$82	$89	$(329)	$(184)

(1)  Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses).  Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2)  Results of guaranteed minimum income benefits business on a pre-tax basis for:
       - three months and year ended December 31, 2012 were gains of $10 million and $44 million, respectively;
       - three months and year ended December 31, 2011 were gains of $11 million and losses of $208 million, respectively; and
       - three months ended September 30, 2012 were gains of $50 million.

(3) The three months and year ended December 31, 2012 includes pre-tax charges of $104 million ($68 million after-tax) resulting from litigation matters in Corporate.

(4)  The year ended December 31, 2012 includes pre-tax charges of $77 million ($50 million after-tax) for a realignment and efficiency plan: $65 million pre-tax ($42 million after-tax) in Global Health Care; $9 million pre-tax ($6 million after-tax) in Global Supplemental Benefits; and $3 million pre-tax ($2 million after-tax) in Group Disability and Life.

(5)  The year ended December 31, 2012 includes pre-tax charges of $53 million ($40 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $42 million pre-tax ($33 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Global Health Care.

(6) The year ended December 31, 2012 includes a pre-tax charge of $20 million ($13 million after-tax) resulting from a litigation matter in Global Health Care.

(7)  The three months and year ended December 31, 2011 includes pre-tax charges of $39 million ($31 million after-tax) for costs associated with acquisitions: $35 million pre-tax ($28 million after-tax) in Corporate for the 2012 acquisition of HealthSpring and $4 million pre-tax ($3 million after-tax) in Global Supplemental Benefits for the 2011 acquisition of FirstAssist Group Holdings Limited (“FirstAssist”).

(8)  The year ended December 31, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations: after-tax benefit of $1 million in Global Health Care; after-tax benefit of $5 million in Group Disability and Life; after-tax benefit of $4 million ($9 million pre-tax charge) in Other Operations and an after-tax benefit of $14 million in Corporate.